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                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC 20549


                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                      Securities and Exchange Commission

     Date of Report (Date of earliest event reported):  November 17, 1997

              Cambridge Technology Partners (Massachusetts), Inc.
            (Exact name of Registrant as specified in its charter)

                  304 Vassar Street, Cambridge, Massachusetts
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                   (Address of principal executive offices)

                                     02139
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                                  (Zip Code)

                                (617) 374-9800
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              Registrant's telephone number, including area code


          Delaware                   0-21040              06-132-0610
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(State or other jurisdiction       (Commission          (IRS Employer
     of Incorporation)              File Number)        Identification No.)


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Item 5.  Other Events.
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     On November 17, 1997, Cambridge Technology Partners (Massachusetts), Inc.
(the "Company") announced the commencement of an offer to acquire all of the outstanding share capital and options to acquire ordinary shares of Peter Chadwick Holdings Limited, a company organized under the laws of England ("Peter Chadwick"). The offer is subject to the tender of at least 90% of each class of Peter Chadwick's outstanding share capital on or about November 24, 1997, unless extended by the Company. Peter Chadwick is a U.K. based leader in the implementation of operational strategies and performance improvement programs. The transaction will be completed in a stock-for-stock acquisition in which the Company will issue 3,255,731 shares of the Company's common stock for all outstanding share capital and options to acquire ordinary shares of Peter Chadwick. In connection with the acquisition, 10% of the Company shares will be held in escrow for one year to cover any reimbursable claims. The acquisition will be accounted for under the pooling-of-interests method. The purchase price and terms for the transaction were determined in arms-length negotiations. The Company expects to incur a one-time charge of approximately $4.5 million in the current fiscal quarter for costs related to the acquisition.
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                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     CAMBRIDGE TECHNOLOGY PARTNERS
                                     (MASSACHUSETTS), INC.



November 20, 1997                    By: /s/Arthur M. Toscanini
                                         ----------------------
                                         Arthur M. Toscanini
                                         Chief Financial Officer